PAUL MUELLER COMPANY TAX SAVINGS PLAN RESTATED AS OF OCTOBER 31, 2003

[cover sheet]

10-K & EXHIBITS - PAGE 50

TABLE OF CONTENTS

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ARTICLE IV
COVERAGE
4.1	Commencement of Coverage	6
4.2	Termination of Coverage	6
4.3	Continuation of Coverage	6

ARTICLE V
ELECTIONS AND YOUR ACCOUNTS
5.1	Your Accounts	7
5.2	Contributions to Your Accounts	7
5.3	Absence of Election	8
5.4	Changing Elections During the Plan Year	9
5.5	Forfeitures	11
5.6	Termination of Employment	12
5.7	Death	12
5.8	Authorized Leave of Absence	12
5.9	Military Leave of Absence	13
5.10	Medical Child Support Orders	13

ARTICLE VI
BENEFITS GENERALLY
6.1	Benefits	14
6.2	Payment of Benefits	14
6.3	Covered Dependent Care Expenses	14
6.4	Covered Health Care Expenses	14
6.5	Tax Consequences of Plan Participation	15
6.6	Effect of Election on Social Security Benefits	15
6.7	Nondiscrimination Rules	16

ARTICLE VII
DEPENDENT CARE BENEFITS
7.1	Dependent Care	17
7.2	Care Providers	17
7.3	Household Services	17
7.4	Divorced or Separated Parents	17
7.5	Alternative Tax Credit	18
7.6	Special Nondiscrimination Rules	18

ARTICLE IX
ADMINISTRATION OF THE PLAN
9.1	Administration of the Plan	20
9.2	Reliance on Tables, etc.	20
9.3	Indemnification of Benefits Committee Members	20
9.4	Actions	21
9.5	Expenses	21

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ARTICLE X
GENERAL PROVISIONS
10.1	Any Questions	22
10.2	Governing Law	22
10.3	Alienation	22
10.4	Termination and Amendment	22
10.5	General Information	22
10.6	Agent for Service of Process	22
10.7	Participant's Rights	22
10.8	Privacy	22
10.9	Number	23
10.10	Plan Not in Place of Workers' Compensation	23
10.11	Effective Date	23

APPENDIX A
CONTINUATION OF COVERAGE UNDER COBRA		24

APPENDIX B
CONTINUATION OF COVERAGE UNDER THE FMLA		26

APPENDIX C
TAX BENEFITS AVAILABLE FOR DEPENDENT CARE EXPENSES		28

APPENDIX D
PARTICIPANTS' RIGHTS		31

APPENDIX E
DISCLOSURE TO THE EMPLOYER OF PROTECTED HEALTH INFORMATION		33

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ARTICLE I

USING THE PLAN DOCUMENT

1.1

Introduction.  This is not just a summary of your Plan, but the actual Plan document, written so that it can be used by you, the Employer, and the Claims Administrator in administering the Plan.  In addition to this Article, which explains how to use the Plan document, the Plan has eight other articles.  A brief summary of what you will find in each of them is given below.

1.2	Definitions. Many of the terms used throughout the Plan are defined in Article II. Note that some very commonly used terms, such as "we" and "you," are specially defined in that Article.
1.3

How to File a Claim.  Article III sets forth the Plan's claims and appeals procedure.  We have tried to streamline the claim filing procedure as much as possible.  Your cooperation in filling out the forms completely will help us administer the Plan and will avoid delays in paying your benefits.

1.4	Coverage. In Article IV, we explain the coverage rules of the Plan.
1.5	Elections. Article V describes how you make elections under the Plan, and also the maintenance of accounts on your behalf.
1.6	Benefits Generally. In Article VI, we describe the benefits provided by the Plan.
1.7	Dependent Care Benefits. Article VII describes the special rules that apply to dependent care benefits.
1.8	Exclusions. There are a number of exclusions that apply to all Plan benefits. Instead of repeating these each time a benefit is described, we have listed them in Article VIII of the Plan.
1.9	General Provisions. General provisions important to the administration of the Plan are set forth in Article IX, including information the government requires to be included in this document.

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ARTICLE II

DEFINITIONS

2.1	Benefits Committee means the committee appointed by the Company to supervise the administration of the Plan.
2.2	Claims Administrator means Total Administrative Services Corporation ("TASC"), which may be contacted at the following address: 2302 International Lane Madison, Wisconsin 53704-3104
2.3	Code means the Internal Revenue Code of 1986, as amended.
2.4	Company means the Paul Mueller Company. The Company's address is 1600 West Phelps, P.O. Box 828, Springfield, Missouri 65801-0828, and its telephone number is (417) 831-3000.
2.5	Dependent means any person who is (a) an Eligible Child or (b) the spouse (unless legally separated) of an Eligible Employee.
2.6	Eligible Child means any person who:
(a) is the natural, adopted, or stepchild of an Eligible Employee;
(b) resides with the Eligible Employee;
(c) receives over half of his or her financial support from the Eligible Employee;
(d) is single, and
(e)

is either (1) under nineteen (19) years of age, (2) a full-time high school student, (3) a full-time student in an accredited college or university who has not reached his or her 23rd birthday, or (4) a Disabled Child.

A child will be considered "adopted" only when he or she is adopted or placed for adoption.  A child is placed for adoption when an Eligible Employee assumes and retains a legal obligation for total or partial support of the child in anticipation of adoption.  The child's placement with the Eligible Employee will be considered to terminate upon termination of this legal obligation.

A "Disabled Child" is any child who is not able to support himself or herself because the child is mentally retarded or physically incapacitated, regardless of the child's age, provided that the mental retardation or physical incapacity began while he or she was an Eligible Child as determined under clause (e)(1), (e)(2), or (e)(3), above.

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The residency requirement of clause (b) will be considered satisfied as to children temporarily residing away from an Eligible Employee's home for full-time educational purposes.  If the Eligible Employee and his or her former spouse have been granted a dissolution of marriage, or if they are living apart, the residency requirement of clause (b) will be considered satisfied as to children residing with the spouse or former spouse, and the support requirement of clause (c) will be considered satisfied as to children who receive over half of their support from the Participant and his or her spouse or former spouse together.

The term "Eligible Child" will also include any child of an Eligible Employee, to the extent required by a Qualified Medical Child Support Order, as defined in Section 609 of ERISA.

2.7	Eligible Employee means any full-time employee of an Employer. A full-time employee is an employee who is regularly scheduled to work thirty (30) or more hours per week.
2.8	Employer means the Company, Mueller Field Operations, Inc., and any other affiliated employer that adopts the Plan with the consent of the Company.
2.9	ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.
2.10	Highly Compensated Employee means an Eligible Employee who is a "highly compensated employee," within the meaning of Section 414(q) of the Code.
2.11	Key Employee means an Eligible Employee who is a "key employee," within the meaning of Section 416(i)(1) of the Code.
2.12	Plan means this Paul Mueller Company Tax Savings Plan.
2.13	Plan Administrator means the Benefits Committee.
2.14	Plan Year means the period from January 1 through December 31.
2.15	We means the Plan Administrator.
2.16	You means any person who is covered under this Plan as an Eligible Employee.

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ARTICLE III

HOW TO FILE A CLAIM

3.1

Filing a Claim.  When you wish to be reimbursed from your account for a Covered Health Care Expense or Covered Dependent Care Expense, you should complete a claim form.  The deadline for submitting these claims is 90 days after the close of the Plan Year in which the claims were incurred.  Claim forms are available from either the Human Resources Department or the Claims Administrator.  They should be returned to the Claims Administrator when completed.  The name and address of the Claims Administrator are shown in Article II.

Your claim form must be accompanied by a receipt or bill indicating the type of expense you have incurred and the amount of that expense.  In the case of a Covered Health Care Expense, you will be required to sign a statement indicating that you have not been reimbursed for the expense from any health plan, and that the expense is, in fact, not reimbursable to you from any health plan.  In the case of a Covered Dependent Care Expense, you must provide the name, address and Social Security number (or taxpayer identification number in the case of a corporation or other organization) of the person providing the care for your Dependent.

The Plan Administrator may also offer you the opportunity to pay for Covered Health Care Expenses using a debit card.  In this case, you will not need to file a claim.  Each debit card transaction will be substantiated in accordance with procedures maintained by the Claims Administrator.  You may still be asked to furnish receipts or other documentation of a Covered Health Care Expense.

3.2

Decisions on Claims.  The Claims Administrator will decide a claim for reimbursement of Covered Health or Dependent Care Expenses within 30 days after the claim is received (though an extension of up to 15 days may be taken by the Claims Administrator in circumstances beyond the control of the Plan).

You will be notified of all payments and will receive an explanation of how the payments were calculated.  If a claim is wholly or partially denied, you will be furnished a written notice setting forth:

	(a)	The specific reasons for the denial;
	(b)	A reference to the specific Plan provisions on which the denial was based;
	(c)	A description of any additional material or information necessary for you to perfect the claim, along with an explanation of why such material or information is necessary; and
(d)

Appropriate information as to the steps to be taken if you wish to appeal from the denial of your claim, including your right to submit written comments and have them considered, your right to review, upon request and free of charge, relevant documents, and your right to file suit under Section 502(a) of ERISA after review; and

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(e)

If an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination, either the specific rule, guideline, protocol or similar criterion; or a statement that such rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination and that you may obtain a copy of the rule, guideline, protocol or other criterion free of charge and upon request.

If an extension of time for processing is required, written notice of the extension will be furnished to you before the end of the initial period.  The extension notice will indicate the special circumstances requiring an extension of time and the date by which a final decision will be rendered.  If an extension is required because you have not provided sufficient information for the Claims Administrator to decide your claim, you will be notified of the information needed and given 45 days to provide this information.

3.3

Appealing a Claim.  If a claim is denied, you may appeal the denial to us, upon written application addressed and delivered to the Benefits Committee.  You may review documents pertinent to your appeal and may submit issues and comments in writing.  We will consider your appeal without deference to the original decision by the Claims Administrator.  No appeal will be considered unless we receive it within 180 days after you receive written notification of denial of your claim.  We will decide your appeal within 60 days after it is received.

3.4	Decisions on Appeal. We will make our decision in writing. If your appeal is wholly or partially denied, you will be furnished a written notice setting forth:
	(a)	The specific reasons for the denial;
	(b)	A reference to the specific Plan provisions on which the denial was based;
	(c)	A statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits;
	(d)	A statement of your right to file suit under Section 502(a) of ERISA; and
(e)

If an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination, either the specific rule, guideline, protocol or similar criterion; or a statement that such rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination and that you may obtain a copy of the rule, guideline, protocol or other criterion free of charge and upon request.

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ARTICLE IV

COVERAGE

4.1

Commencement of Coverage.  Coverage under the Plan will begin on the day you become an Eligible Employee.  In no event, however, will you become eligible before the Effective Date.  This Section describes only when you become eligible to participate in the Plan.  In order to contribute to an account, you must file an election in accordance with Article V.

4.2	Termination of Coverage. Your coverage under the Plan will terminate on the earlier of:
	(a)	The date you cease to be an Eligible Employee; or
	(b)	The date this Plan is terminated.

Although elections made under this Plan automatically terminate as of the date you cease to be eligible to participate, you may continue to submit claims with respect to expenses incurred prior to your termination of participation.  As with all claims, the deadline for submitting these claims is 60 days after the end of the Plan Year in which the claims were incurred.

4.3

Continuation of Coverage.  As explained in Sections 5.6 and 5.7, you (or your Dependents) may elect to continue making contributions to a Health Care Flexible Spending Account if coverage terminates due to an event listed in the federal "COBRA" statute.  Those contributions would be made on an after-tax basis.  Moreover, even though you may not contribute to your Dependent Care Flexible Spending Account after you cease to be an Eligible Employee, Section 5.6 explains how you may continue to obtain reimbursements from that account -- even with respect to claims incurred during the portion of the Plan Year after you cease to be an Eligible Employee.

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ARTICLE V

ELECTIONS AND YOUR ACCOUNTS

5.1	Your Accounts. You will have up to two bookkeeping accounts established to keep track of your contributions under the Plan. These accounts are as follows:
	(a)	Health Care Flexible Spending Account -- used to keep track of contributions available to reimburse you for Covered Health Care Expenses.
	(b)	Dependent Care Flexible Spending Account -- used to keep track of contributions available to reimburse you for Covered Dependent Care Expenses.

Your Health Care Flexible Spending Account will reflect the contributions you elect to have allocated to that account over the course of the entire Plan Year.  Your Dependent Care Flexible Spending Account will reflect the contributions allocated to that account each pay period from your pay, plus any contributions left in them from previous pay periods.

5.2

Contributions to Your Accounts.  The amount in your accounts will be determined by the number of dollars you elect to have taken from your pay.  You may elect, during the 30-day period after your employment by the Employer, the amount (if any) you want taken from your pay during the remainder of the Plan Year and contributed to your Flexible Spending Accounts.  Thereafter, you may elect during each annual open enrollment period the amount (if any) you want taken from your pay during the following Plan Year and contributed to your Flexible Spending Accounts.  Your election must be made in the manner prescribed by the Plan Administrator.

If you elect to have a portion of your pay contributed to your accounts, you must separately elect the amount to be contributed to each account.  You may choose not to have your pay reduced at all, in which case nothing will be contributed to your accounts.

The maximum amount you may have contributed each Plan Year to the Flexible Spending Accounts described in Paragraphs 5.1(a) and 5.1(b) are as follows:

Health Care Flexible Spending Account -- $5,000

Dependent Care Flexible Spending Account -- $5,000 (1)

The amount you elect to contribute to your accounts will be deducted from your pay in equal amounts over the course of the Plan Year.  In calculating the amount to be taken from your pay over the course of the Plan Year, we will assume you will continue to work for the Employer through the end of the Plan Year.

(1)

If you are married and will file a separate federal income tax return for the year (as opposed to a joint return with your spouse), you may contribute only $2,500 to your Dependent Care Flexible Spending Account.  You may not contribute more than half of your pay to your Dependent Care Flexible Spending Account.  If you are married, you may not contribute more than your spouse's earned income for the year.

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5.3	Absence of Election.
(a)

Upon Becoming An Employee.  If you do not file an election during the first 30 days after you become an Eligible Employee, you will be considered to have elected not to contribute to either of the Flexible Spending Accounts for the remainder of that Plan Year.

(b)

Subsequent Plan Years.  If you do not file an election during any subsequent open enrollment period, you will be considered to have elected not to contribute to either of the Flexible Spending Accounts for the following Plan Year -- even if you had previously been contributing to such an account.  It is therefore important that, if you wish to continue contributing to either of the Flexible Spending Accounts, you return an election form each open enrollment period.

5.4

Changing Elections During the Plan Year.  Except as provided in this Section 5.4, elections made under Section 5.2 (or deemed to have been made under Section 5.3) may not be revoked or modified by you during the Plan Year.

(a)

Health Care Flexible Spending Account.  You may revoke an election made with respect to your Health Care Flexible Spending Account, and then make a new election for the balance of the Plan Year, if any of the following circumstances applies:

		(i)	Change in Status. You experience a "change in status" (as defined in (A), below) and your election change is "consistent with" that change in status (as described in (B), below).
			(A)	A "change in status" includes any of the following:
				(I)	A change in your legal marital status -- whether through marriage, divorce, legal separation, annulment, or the death of your spouse;
				(II)	A change in the number of your Dependents -- including the birth, adoption, placement for adoption, or death of a Dependent;
				(III)	A change in your employment status, or in the employment status of your spouse or child, including any of the following:
					(1)	A termination or commencement of employment;
					(2)	A switch between part-time and full-time status;
					(3)	A strike or lockout;

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				(4)	The commencement of, or the return from, an unpaid leave of absence;
				(5)	A change in worksite; or
				(6)	Any other employment-related change that causes you, your spouse, or your child to gain or lose eligibility for coverage under any health plan of any employer;
(IV)

An event that causes your Dependent to satisfy or cease to satisfy the requirements for coverage under any health plan of any employer -- whether due to the attainment of a specified age, student status, or any similar circumstance; or

			(V)	A change in your place of residence, or in the place of residence of your spouse or child.
(B)

An election change is "consistent with" a change in status if, and only if, the election change is on account of and corresponds with a change in status that affects eligibility for coverage under any health plan.

	(ii)	Child Support Order. Pursuant to a judgment, decree, or order resulting from a divorce, legal separation, annulment, or change in legal custody, either:
(A)

You are required to provide health coverage for your child, in which event you may elect (or we may require you) to begin contributing to your Health Care Flexible Spending Account on behalf of that child, or

(B)

Your former spouse is required to provide health coverage for your child, in which event you may revoke an existing election to contribute to your Health Care Flexible Spending Account on behalf of that child.

	(iii)	Medicare or Medicaid. You, your spouse, or your child either gain or lose entitlement to benefits under either Medicare or Medicaid.
(b)

Dependent Care Flexible Spending Account.  You may revoke an election made with respect to your Dependent Care Flexible Spending Account, and then make a new election for the balance of the Plan Year, if any of the following circumstances applies:

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(i)	Change in Status. You experience a "change in status" (as defined in (A), below) and your election change is "consistent with" that change in status (as described in (B), below).
	(A)	A "change in status" includes any of the following:
		(I)	A change in your legal marital status -- whether through marriage, divorce, legal separation, annulment, or the death of your spouse;
		(II)	A change in the number of your Dependents -- including the birth, adoption, placement for adoption, or death of a Dependent;
		(III)	A change in your employment status, or in the employment status of your spouse or child, including any of the following:
			(1)	A termination or commencement of employment;
			(2)	A switch between part-time and full-time status;
			(3)	A strike or lockout;
			(4)	The commencement of, or the return from, an unpaid leave of absence;
			(5)	A change in worksite; or
			(6)	Any other employment-related change that causes you, your spouse, or your child to gain or lose eligibility for coverage under a dependent care assistance program of any employer;
(IV)

An event that causes your dependent to satisfy or cease to satisfy the requirements for coverage under any dependent care assistance program -- whether due to the attainment of a specified age, student status, or any similar circumstances described in this Plan; or

		(V)	A change in your place of residence, or in the place of residence of your spouse or child.
	(B)	An election change is "consistent with" a change in status if, and only if, the election change is on account of and corresponds with:

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			(I)	A change in status that affects eligibility for coverage under any employer's dependent care assistance program; or
			(II)	A change in status that affects eligibility of Covered Dependent Care Expenses for the tax exclusion under Code Section 129.
(ii)

Change in Cost.  You may revoke an election and make a new election under your Dependent Care Flexible Spending Account if the change in election corresponds to a significant increase or significant decrease in the cost of dependent care charged by your existing dependent care provider.  This paragraph applies only if the change in cost is imposed by a dependent care provider who is not your relative.

(iii)

Change in Coverage.  You may revoke an election and make a new election under your Dependent Care Flexible Spending Account if your need for dependent care from your existing dependent care provider is significantly reduced or eliminated, and your new election corresponds to that reduction or elimination.

(iv)

Change in Dependent Care Provider.  You may revoke an election and make a new election under your Dependent Care Flexible Spending Account if you change dependent care providers and the new election corresponds to the change in care provider.

(v)

Change Under Other Employer's Plan.  You may revoke an election and make a new election under your Dependent Care Flexible Spending Account if a change in coverage is elected under another employer dependent care assistance plan (including a plan sponsored by the Employer), but only if either of the following is true:

		(A)	The election under the other plan is made under rules similar to those described in this Section 5.4, or
		(B)	The plan year under the other plan differs from the Plan Year of this Plan.

Any new election made under this Section 5.4 must be received by the Plan Administrator within 30 days after the occurrence of the event permitting the change.  Such a new election will be effective with the first pay period beginning after a properly completed election form is received by the Plan Administrator.

5.5

Forfeitures.  You need not use all of the contributions in your Health and Dependent Care Flexible Spending Accounts during a month; amounts not used will remain in these accounts for later use during the year.  However, as required under the Code, you will forfeit all contributions in these accounts at the end of the Plan Year unless, within 90 days after the end of the Plan Year, you submit claims for payment of expenses incurred during the Plan Year that just ended (and, in the case of your Health Care Flexible Spending Account, during the portion of that Plan Year in which you contributed to that Account).  Any forfeited contributions will be used to help defray the expenses of Plan administration.

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5.6

Termination of Employment.  If you terminate your employment while you have a balance in your Dependent Care Flexible Spending Account, you may continue to file claims for reimbursement from your Dependent Care Flexible Spending Account for Covered Dependent Care Expenses incurred through the end of the Plan Year, though you may not continue to contribute to your Dependent Care Flexible Spending Account.  If you terminate your employment while you have a balance in your Health Care Flexible Spending Account, you may continue to file claims for reimbursement from your Health Care Flexible Spending Account, but (except as provided in the following paragraph) only for Covered Health Care Expenses incurred prior to the date your employment terminated.  All claims for payment of those expenses must be submitted within 90 days after the end of the Plan Year in which your employment terminates.

You (and your Dependents) may continue to submit claims for reimbursement from your Health Care Flexible Spending Account for Covered Health Care Expenses incurred through the end of the Plan Year in which you terminate employment by electing to continue making contributions to your account for the remainder of that Plan Year.  Your contributions would be equal to the amount previously taken from your pay (plus an additional 2% of that amount, as an administrative fee), but they would not be made on a pre-tax basis.  Your ability to extend benefits in this fashion would be governed by the federal coverage continuation rules known as "COBRA." The full set of COBRA rules would apply to your continued ability to use your Health Care Flexible Spending Account, except that you would not be permitted to contribute to, or to make claims against, your Health Care Flexible Spending Account for a period extending beyond the end of the Plan Year in which you terminate employment.  These rules are described in Appendix A.

5.7

Death.  If you die while you have a balance in a Flexible Spending Account, your Dependents may submit claims for reimbursement, but only for covered expenses incurred prior to your death.  Claims for payment of those expenses must be submitted within 90 days after the end of the Plan Year in which you die.

Moreover, your surviving dependents may continue to submit claims for reimbursement from a Health Care Flexible Spending Account for Covered Health Care Expenses they incur by electing to make contributions to their own Health Care Flexible Spending Accounts.  Your dependents' contributions would be equal to the amounts previously taken from your pay (plus an additional 2% of that amount, as an administrative fee), but they would not be made on a pre-tax basis.  Your dependents' right to extend benefits in this fashion would be governed by the COBRA rules, except that this right would apply only through the end of the Plan Year in which you die.  These rules are described in Appendix A.

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5.8

Authorized Leave of Absence.  You may also have a right to continue coverage under the Health Care Flexible Spending Account portion of this Plan during a period when you are on an authorized leave of absence (including a leave of absence authorized under the Family and Medical Leave Act).  Your right to continue coverage during such a leave of absence, and the manner in which that coverage would be continued, is described in Appendix B.

5.9

Military Leave of Absence.  Federal law ensures that you may continue coverage while on leave for the purpose of military training or service.  For more information concerning your right to continued coverage during such a leave, please contact the Plan Administrator.

5.10

Medical Child Support Orders.  Medical child support orders, typically issued in divorce proceedings, may create or recognize the right of a child of an Employee to be covered under the Health Care Flexible Spending Account portion of this Plan.  Such an order must be "qualified" in order for this Plan to be bound by it.  Please contact the Plan Administrator for a copy of the written procedures we follow to determine whether a medical child support order is qualified.

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ARTICLE VI

BENEFITS GENERALLY

6.1	Benefits. You may choose to receive your full pay or to have a portion of it applied to reimburse you for Covered Health Care Expenses or Covered Dependent Care Expenses.
6.2

Payment of Benefits.  When you have a Covered Dependent Care Expense, as described in Section 6.3, the Plan will, at your request, reimburse you from your Dependent Care Flexible Spending Account for that expense.  Your Dependent Care Flexible Spending Account will be reduced by the amount of the reimbursement.  The Plan will not pay you more than the amount then in your Account.

When you have a Covered Health Care Expense, as described in Section 6.4, the Plan will, at your request, reimburse you from your Health Care Flexible Spending Account for that expense.  Your Health Care Flexible Spending Account will be reduced by the amount of the reimbursement.  The Plan will pay you up to the amount you have elected to contribute to that Account for the entire Plan Year.

6.3

Covered Dependent Care Expenses.  A Covered Dependent Care Expense is an expense incurred by you that is covered under the separate Dependent Care Flexible Spending Plan set forth in Article VII of this Plan.

6.4	Covered Health Care Expenses.
(a)

In General.  Except as provided in Paragraph (c), below, Covered Health Care Expenses are amounts you pay (for yourself or your Dependents) as deductibles or co-payment amounts under a health plan, as well as other charges (other than insurance premiums) for medical care, as that term is defined in Section 213(d) of the Code.  In general, this term includes the diagnosis, cure, mitigation, treatment, or prevention of a disease or injury.

(b)

Examples.  The following are examples of Covered Health Care Expenses, but only if the expenses are incurred by you or your Dependents and neither you nor your Dependents are reimbursed for the expenses from another health plan or policy:

		--	Acupuncture services connected with the diagnosis, cure, mitigation, treatment, or prevention of disease
		--	Ambulance expenses
		--	Chiropractors' fees
		--	Contact lens solution
		--	Dental care
		--	Diagnostic Services, including laboratory and X-ray services
		--	Eye glasses and contact lenses
		--	Hospital bills
		--	Insulin

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		--	Medical appliances, such as artificial teeth or limbs, crutches, elastic stockings, and hearing aids
		--	Non-prescription drugs that are legally procured, such as antacid, allergy medicine, pain relievers, and cold medicine
		--	Nurses' fees
		--	Operations
		--	Oxygen equipment and oxygen
		--	Physicians' fees
		--	Prescription drugs
		--	Psychiatric care
		--	Psychologists' fees
		--	Smoking Cessation programs
		--	Surgical fees
		--	Transportation expenses primarily for and essential to medical care
(c)

Limitations and Exclusions.  The following expenses do not constitute Covered Health Care Expenses, and will therefore not be subject to reimbursement from a Health Care Reimbursement Account, even if they constitute medical care:

		--	Expenses for long-term care services
		--	Expenses for cosmetic surgery, unless directly related to a congenital abnormality, a personal injury resulting from an accident or trauma, or a disfiguring disease
		--	Premium payments for other health coverage (e.g., premiums paid for health coverage under a plan maintained by a spouse's employer)
		--	Expenses for items that are merely beneficial to general good health (e.g. vitamins), or for toiletries (e.g. toothpaste) or cosmetics (e.g., face cream)
6.5

Tax Consequences of Plan Participation.  This Plan is intended to be a "cafeteria plan," as described in Section 125 of the Code.  By structuring the Plan in this manner, you should realize substantial tax savings on the amounts you contribute to your accounts.  In general, those amounts will not be subject to federal or state income taxes, nor to Social Security taxes.  Although we believe the Plan complies with Section 125, and that it therefore provides these tax benefits, there is currently no procedure whereby we can submit the Plan to the Internal Revenue Service for its approval.  There can thus be no guarantee that the intended tax benefits will be available to you.

6.6

Effect of Election on Social Security Benefits.  By participating in this Plan, you not only avoid federal and state income taxation on the amounts you contribute to your accounts, you also avoid F.I.C.A.  (Social Security) taxation on those amounts.  This can be both good and bad.  Your take home pay will be larger, but the wages taken into account when computing your Social Security retirement benefit will be reduced.  For some employees, the effect will be to receive a slightly smaller Social Security retirement benefit than they would if they did not participate in this Plan.

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6.7	Nondiscrimination Rules.
(a)

Key Employees.  The amounts contributed to the Plan by Key Employees may not exceed 25% of the amounts contributed to the Plan by all Employees.  In addition, amounts contributed to the Dependent Care Flexible Spending Accounts of certain officers, owners, or highly compensated employees, within the meaning of Section 129 of the Code, may not exceed 25% of the amounts contributed by all Employees.  If, at any time, it appears that these limitations may be violated, the Plan Administrator may reduce or reject any Key Employee's election (or that of an officer, owner, or highly compensated employee, as the case may be), as necessary to ensure that this limitation is not exceeded.

(b)

Highly Compensated Employees.  The Code also includes rules prohibiting discrimination under plans of this kind in favor of Highly Compensated Employees.  If, at any time during a Plan Year, it appears that this nondiscrimination rule may be violated, the Plan Administrator may reduce or reject any contribution election made by a Highly Compensated Employee.

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ARTICLE VII

DEPENDENT CARE BENEFITS

7.1

Dependent Care.  The Plan will, at your request, reimburse you from your Dependent Care Flexible Spending Account for expenses you incur for dependent care or household services that enable you to be gainfully employed.  The dependents for whom the care or household services may be provided are:

	(a)	Your Dependent children under the age of 13 for whom you are entitled to take a dependent deduction on your federal income tax return; or
(b)

Your spouse, parents, grandparents, great grandparents, step-parents, aunts, uncles, or Dependent children age 13 or over, if they are physically or mentally incapable of caring for themselves and you provide over half of their financial support for the year (except you need not provide over half of the support for your spouse).

7.2

Care Providers.  Dependent care may be provided either in your home or outside of your home.  If the care is for a spouse, parent, grandparent, great grandparent, step-parent, aunt, uncle, or Dependent child age 13 or over, it may be provided outside your home only if the dependent spends at least 8 hours each day in your home.  If care is provided outside of your home and the person or facility (providing the care) cares for more than 6 individuals, expenses will be eligible for reimbursement only if the person or facility complies with all applicable laws and regulations of any state or unit of local government.  No payment will be made for dependent care provided by your spouse, Dependent child, or other person for whom you or your spouse are entitled to take a dependent deduction on your federal income tax return.

7.3

Household Services.  Expenses for household services may be reimbursed from your Dependent Care Flexible Spending Account only if they are paid for the performance in and about your home of ordinary and usual services necessary to the maintenance of your household.  The expenses must be attributable, in part, to the care of a dependent described in Section 7.1, above.  As an example, amounts paid for the services of a domestic maid or cook may be reimbursed from your Dependent Care Flexible Spending Account if a part of those services are provided to a dependent listed in Section 7.1.  Expenses will not be reimbursed for the services of a chauffeur, bartender, or gardener.  In addition, no payment will be made for household services provided by your spouse, Dependent child, or other person for whom you or your spouse are entitled to take a dependent deduction on your federal income tax return.

7.4

Divorced or Separated Parents.  Special rules apply in the case of dependent care or household services for a Dependent child of parents who are divorced, legally separated, or separated under a written separation agreement.  For such a child, expenses for dependent care and household services may be reimbursed from your Dependent Care Flexible Spending Account only if the Dependent child:

	(a)	Is under age 13 or is physically or mentally incapable of caring for himself or herself;

10-K & EXHIBITS - PAGE 70

	(b)	Receives over half of his or her support during the year from his or her parents;
	(c)	Is in the custody of one or both of his or her parents for more than half of the year; and
	(d)	Is in your custody for a longer period during the year than in the custody of his or her other parent.
7.5

Alternative Tax Credit.  In some circumstances, it may be to your advantage not to contribute to your Dependent Care Flexible Spending Account.  This is because the Code includes a dependent care "tax credit" that is an alternative to the dependent care benefits under this Plan.  That alternative credit is described in Appendix C.  Although the tax credit is an alternative -- that is, you cannot use both this Plan and the tax credit for the same dollar spent on dependent care -- it is possible to use this Plan for a portion of your dependent care expenses and the tax credit for another portion.  Use of this Plan does, however, reduce the amount of dependent care expenses for which you may claim the tax credit.  We encourage you to review in detail the discussion found in Appendix C.

7.6

Special Nondiscrimination Rules.  The Code limits the amount Highly Compensated Employees may receive in dependent care benefits.  In particular, the average amount that non-Highly Compensated Employees receive in dependent care benefits for a year must be at least 55% of the average amount that Highly Compensated Employees receive.  In making this computation, we may disregard Employees earning less than $25,000 per year.  In the event the benefits to be received by Highly Compensated Employees would exceed the limitation just described, we will require Highly Compensated Employees to reduce their contributions to their Dependent Care Flexible Spending Accounts.

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ARTICLE VIII

EXCLUSIONS

Despite other provisions of this Plan to the contrary, no payment will be made for any expense you incur:
(a)	For which you have received or are entitled to receive compensation under any Workers' Compensation or occupational disease law;
(b)	For a service that is provided or paid for by any government agency;
(c)	Because of war or any act of war;
(d)	While engaged in service with the armed forces of any nation or state;
(e)	As a result of having engaged in a felony;
(f)	That you are not required to pay; or
(g)	While you are not covered under this Plan; for this purpose, an expense is incurred at the time the service or supply is actually provided.

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ARTICLE IX

ADMINISTRATION OF THE PLAN

9.1

Administration of the Plan.  The administration of the Plan shall be under the supervision of the Benefits Committee.  It shall be the principal duty of the Benefits Committee to see that the Plan is carried out, in accordance with its terms, for the exclusive benefit of persons entitled to participate in the Plan, without discrimination among them.  The Benefits Committee shall have full power to administer the Plan, in all of its details, subject to applicable requirements of law.  For this purpose, the Benefits Committee's powers shall include, but shall not be limited to, the following authority, in addition to all other powers provided by this Plan:

(a)

To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan, including the establishment of any claims procedures that may be required by applicable provisions of law;

	(b)	To interpret the Plan, its interpretations thereof in good faith to be final and conclusive on all persons claiming benefits under the Plan;
	(c)	To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;
	(d)	To appoint such agents, counsel, accountants, consultants and other person as may be required to assist in administering the Plan;
(e)

To allocate and delegate its responsibilities under the Plan and to designate other person to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing; and

(f)

To enter into any and all contracts and agreements for carrying out the terms of this Plan and for the administration of the Plan, and to do all acts as the Benefits Committee, in its discretion, may deem necessary or advisable, any such contracts, agreements and acts to be binding and conclusive on the parties hereto and on the employees concerned.

9.2

Reliance on Tables, etc.  In administering the Plan, the Benefits Committee shall be entitled, to the extent permitted by law, to rely conclusively on all tables, valuations, certificates, opinions and reports that are furnished by, or in accordance with the instructions of, accountants, counsel or other experts employed or engaged by the Benefits Committee.

9.3

Indemnification of Benefits Committee Members.  The Company agrees to indemnify and defend, to the fullest extent permitted by law, any person serving as a member of the Benefits Committee (including any person who formerly served as a member of the Benefits Committee) against all liabilities, damages, costs and expenses (including attorneys' fees and amounts paid in settlement of claims approved by Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith; provided, however, that no member of the Benefits Committee shall be relieved from responsibility under Part 4, Subtitle B, Title I, of ERISA.

10-K & EXHIBITS - PAGE 73

9.4

Actions.  Any act that the Plan authorizes or requires the Benefits Committee to do may be done by a majority of the members thereof.  The action of such majority of the members expressed by a vote at a meeting or in writing without a meeting shall constitute the action of the Benefits Committee.  It shall have the same effect for all purposes as if assented to by all of the members at the time in office.  The Benefits Committee may authorize one or more of its members to sign on its behalf any instructions, instruments, or other documents.  No member of the Benefits Committee who is a Participant in the Plan shall be entitled to vote on any matter pertaining solely to himself or herself.

9.5

Expenses.  The proper expenses of the Benefits Committee, including the compensation of its agents, shall be paid by the Company, except to the extent that such expenses are paid out of forfeited contributions under Section 5.5.

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ARTICLE X

GENERAL PROVISIONS

10.1	Any Questions. If you have any questions or need additional information about this Plan, please contact either the Claims Administrator or the Plan Administrator.
10.2

Governing Law.  This Plan is established in the State of Missouri.  To the extent federal law does not apply, any questions arising under the Plan will be determined under the laws of the State of Missouri.

10.3

Alienation.  No benefits under this Plan may be assigned; be subject to anticipation, garnishment, attachment, execution, or levy of any kind; or be liable for your debts or obligations.  Nonetheless, if you are, in our opinion, incapable of giving a valid receipt for the payment, and if no guardian has been appointed for you, the payment may be made to the person or persons who, in our opinion, have assumed the obligations of caring for you.

10.4

Termination and Amendment.  The Company, acting through its Board of Directors, has the authority to terminate this Plan at any time, or to amend and modify it from time to time, as it deems proper.  Any amendment or modification will be in writing and as formal as this Plan.  If the Plan is terminated, we will make payments to you from your accounts for covered expenses incurred during the remainder of the Plan Year (subject to the Plan's normal rules), based on applications for payment filed after the Plan is terminated.

10.5

General Information.  This Plan is funded through salary reductions made by Eligible Employees.  These amounts are held as part of the Employer's general assets until paid to you as requests for reimbursement of covered expenses are approved.  The Plan is a "cafeteria plan" under Section 125 of the Code.  The Plan Sponsor is the Company.  The Company's employer identification number, as assigned by the Internal Revenue Service, is 44-0520907.  The Plan is administered by the Benefits Committee, although claims are processed by the Claims Administrator.  The number assigned to this Plan by the Company is 505.  The number for the separate dependent care assistance plan set forth in Article VII is 506.

10.6	Agent for Service of Process. The Company is the Plan's agent for service of legal process, and may be served at the address shown in Section 2.4.
10.7	Participant's Rights. As a participant in the Plan, you are entitled to certain rights and protections under ERISA. These rights are described in Appendix D.
10.8

Privacy.  The Plan will disclose protected health information that is created or received under the Health Care Flexible Spending Account portion of this Plan to the Employer only to the extent permitted by the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") and its regulations (the "Privacy Rule").  These procedures are described in Appendix E.

10.9	Number. In the construction of this Plan, the singular shall include the plural, in all cases where that meaning would be appropriate.

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10.10	Plan Not in Place of Workers' Compensation. This Plan is not in place of and does not affect any requirement for coverage by Workers' Compensation insurance.
10.11

Effective Date.  This Plan is a Restatement of the Paul Mueller Company Tax Savings Plan.  The Plan was originally effective as of January 1, 1996.  The Restatement is effective as of October 31, 2003.  As of that same date, the Paul Mueller Company Dependent Care Assistance Plan is amended and restated as Article VII of this Plan.  The Paul Mueller Company Dependent Care Assistance Plan was also originally effective as of January 1, 1996.

IN WITNESS WHEREOF, this Tax Savings Plan has been executed on behalf of Paul Mueller Company this 30th day of October, 2003.
PAUL MUELLER COMPANY

		By:	/S/ DANIEL C. MANNA
		Title:	PRESIDENT & CEO
ATTEST:
By:	/S/ DONALD E. GOLIK
Title:	SR. VICE PRESIDENT & CFO

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APPENDIX A

CONTINUATION OF COVERAGE UNDER COBRA

1.

COBRA Qualifying Events.  If you lose coverage under the Health Care Flexible Spending Account portion of the Plan as a result of one of the following six events, you (or your Dependents) may elect to continue that coverage, in accordance with the provisions of COBRA.  These six "COBRA qualifying events" are as follows:

	(a)	your death;
	(b)	your termination of employment (other than for gross misconduct);
	(c)	your reduction in work hours below the minimum needed to maintain eligibility under the Plan;
	(d)	your entitlement to Medicare benefits;
	(e)	your divorce or legal separation; or
	(f)	your child ceasing to be a Dependent under the terms of the Plan.

It is the obligation of you or your Dependent to notify the Benefits Committee within 60 days of any divorce, legal separation, or child's ceasing to be a Dependent under the Plan.  If such timely notice is not received, the provisions of this Appendix A will not apply with respect to that event.

2.	Maximum Coverage Period. If coverage is terminated, you or your Dependents may continue coverage through the end of the Plan Year in which the qualifying event occurs.
3.

Cost and Coverage.  The monthly charge for COBRA coverage will be equal to the amounts previously taken from your pay (plus an additional 2% of that amount, as an administrative fee); provided, however, that if you elect to continue coverage while you are on a leave of absence authorized under the Uniformed Services Employment and Reemployment Rights Act, there will be no administrative fee for the first 30 days of continued coverage.  The COBRA coverage to which you and your Dependents are entitled will be the same as that provided to active Employees and their Dependents.

4.

Electing COBRA Coverage.  After the Benefits Committee is notified of a qualifying event, you will be sent a notice and an election form.  If you wish to elect COBRA coverage, you must complete the election form and return it within 60 days from the later of the date it is sent or the date your coverage would otherwise terminate.

If you elect continued coverage, you must make payment for the period from the date coverage would otherwise terminate.  Payment for this period must be made within a 45-day grace period after the date of the election.  Subsequent payments must be made by the first day of each month for which coverage is to be provided -- subject to a 30-day grace period.

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5.	Termination of COBRA Coverage. COBRA coverage is subject to automatic termination upon the occurrence of any of the following events:
	(a)	if a required payment is not made before the end of a grace period described in Section 4, above; or
	(b)	if the Company ceases to maintain any group health plan on behalf of any active employees.

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APPENDIX B

CONTINUATION OF COVERAGE UNDER THE FMLA

1.

Continuation of Coverage.  If you take a period of leave authorized by the Family and Medical Leave Act ("FMLA Leave"), you may continue coverage for yourself and your Dependents under the Health Care Reimbursement Account portion of the Plan during your period of FMLA Leave.  You may do so by making the same contribution you would have made had you not taken FMLA Leave, but had instead continued your active employment and your participation in the Plan.

You will not have the right to continue coverage under the provisions of this Appendix, however, if you inform your Employer before beginning your leave or after commencement of your leave that you do not intend to return to work for the Employer at the conclusion of your leave.  You may still have a right, following the conclusion of any period during which coverage could have been continued on account of FMLA Leave, to continue coverage under the Plan's COBRA provisions, which are described in Appendix A.

2.	Timing of Payment for Coverage.
(a)

Paid FMLA Leave.  If you are on a period of FMLA Leave that is, at either your or your Employer's election, paid leave substituted for FMLA Leave, your contributions for coverage will be made in the same manner that they would have been made had you not taken FMLA Leave (but had instead continued your employment and your participation in this Plan).  Because active Employees make their contributions through salary reduction, your contributions during your paid leave would be made through salary reduction.

(b)

Unpaid FMLA Leave.  If your FMLA Leave is unpaid, you must make your contributions no later than the time they would have been made had you not taken FMLA Leave (but had instead continued your employment and your participation in this Plan).

(c)

Termination of Coverage.  If you are entitled to a period of FMLA Leave, you may elect not to continue coverage under this Plan during your leave.  In that case, your coverage would terminate on the last day of the month for which you paid advance contributions.  However, if you elect to continue coverage during a period of FMLA Leave, your coverage will continue until the earliest of:

		(i)	The date you fail to return to work for your Employer after your period of FMLA Leave, and after your employment is thereby terminated;
		(ii)	The date you exhaust your entire FMLA Leave;
		(iii)	The thirtieth day following the date your contribution was due and unpaid (if that contribution remains unpaid on the thirtieth day); or
		(iv)	The date the Plan terminates.

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(d)

Restoration of Coverage.  If you are on FMLA Leave and do not continue your coverage under this Plan (whether due to your failure to pay the required contributions or your election not to continue coverage during your period of leave), your coverage under the Plan will be reinstated upon your return from FMLA Leave.  You will be entitled to receive the same coverage you had prior to your commencement of FMLA Leave.

	(e)	Special Rules for Key Employees.
(i)

Key Employee.  Special rules apply to key employees.  For this purpose, a "key employee" is a salaried employee who is among the highest paid 10 percent of all employees employed by your Employer within 75 miles of one of your Employer's worksites, and who is FMLA-eligible (who, for example, meets the minimum hour requirements, and works for a large enough facility, to be covered under the FMLA).  Determinations of whether an employee is a key employee will be made under certain technical rules set forth in government regulations found at 29 C.F.R.  Section 825.217.

(ii)

Continuation of Coverage.  If you are a key employee, special rules will apply.  In that event, if you are entitled to FMLA Leave, and your Employer properly notifies you that it does not intend to restore you to your job at the end of your leave because doing so would cause substantial and grievous economic injury to your Employer's operations, and if you nevertheless do not, within a reasonable time after receiving that notice, terminate your FMLA Leave and return to work for your Employer, your coverage (and that of your Dependents) will continue until the earliest of:

			(A)	The date you give notice to your Employer that you no longer wish to return to work;
			(B)	The date your Employer denies your reinstatement to employment at the end of your FMLA Leave;
			(C)	The thirtieth day following the date your contribution was due and unpaid (if that contribution remains unpaid on the thirtieth day); or
			(D)	The date the Plan terminates.
3.

Construction in Accordance With FMLA.  The rules in this Appendix B will be interpreted and applied in a manner consistent with the provisions of the Family and Medical Leave Act and regulations the government issues under that Act.

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APPENDIX C

TAX BENEFITS AVAILABLE FOR DEPENDENT CARE EXPENSES

Many people find it necessary to pay for the care of their children or other dependents so that they can work outside of the home.  If that is your situation, you may be eligible for certain tax benefits provided under the Internal Revenue Code (the "Code").  We want to describe two of those benefits, and then help you judge which would be best suited to your own circumstances.  (Note that this discussion -- including the table shown on the following page -- is based on the Code provisions in effect as of October 31, 2003.  If these provisions are modified, the comparison between these two tax benefits may change, as well.)

Your Two Options

The Code helps to pay for dependent care expenses in two different ways.  First, it may be possible to exclude from your taxable income a portion of the dependent care expenses you incur.  Second, you may receive a credit against your taxes equal to a portion of such expenses.  Although the exclusion and credit are calculated in entirely different ways, they are both subject to essentially the same eligibility requirements.  Moreover, the dependent care expenses to which each applies are limited to the earned income of you or your spouse, whichever is smaller.  These requirements and limitations are described in Article VII of the Plan.  The remainder of this discussion will assume that you are eligible for at least a certain level of both such benefits.

Dependent Care Exclusion

You will note that the dependent care exclusion is described in Article VII of the Plan.  The exclusion works like this.  You elect to have the Employer withhold a portion of your salary each month and contribute that amount to a Dependent Care Flexible Spending Account.  Those amounts, up to a maximum of $5,000 per year, may be used to pay for the expenses of dependent care -- and are then excluded from the amount of compensation reported on your Form W-2.  In other words, this would not be a deduction (which you would have to itemize on your income tax return), but would simply never be considered a part of your income.

Dependent Care Credit

The dependent care credit is entirely different from the exclusion described above.  A credit is applied directly against the amount of taxes you would otherwise pay.  You must use a two-step process to calculate the amount allowed as a dependent care credit.  First, you should determine the amount of your dependent care expenses.  Beginning in 2003, this amount is subject to an upper limit of $3,000 for one dependent, and $6,000 for two or more dependents.  Second, you should determine your adjusted gross income.  Generally speaking, this is the amount of your income before deductions or exemptions are subtracted.  Depending on your level of adjusted gross income, you may claim a tax credit of from 20% to 35% of your dependent care expenses.

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The following table will tell you which percentage is applicable to your level of adjusted gross income.

Your Adjusted Gross Income	Applicable Tax Credit Percentage
0-$15,000	35%
15,001-17,000	34%
17,001-19,000	33%
19,001-21,000	32%
21,001-23,000	31%
23,001-25,000	30%
25,001-27,000	29%
27,001-29,000	28%
29,001-31,000	27%
31,001-33,000	26%
33,001-35,000	25%
35,001-37,000	24%
37,001-39,000	23%
39,001-41,000	22%
41,000-43,000	21%
43,001 and over	20%

Thus, the maximum dependent care credit permitted by law (for two or more dependents) is 35% of $6,000, or $2,100.

Which Is Best For You?

Because the exclusion and credit are calculated in entirely different ways, you will probably obtain a larger dollar benefit from one than you would from the other.  You will need to consider your particular tax circumstances to know whether the tax credit or exclusion is best for you.

When You Might Use Both

Although you may take advantage of only one tax benefit for each dollar of dependent care expenses, you may choose one option for a portion of your dependent care expenses, and the other option for the remainder.  Any dollars you claim under the dependent care exclusion will, however, reduce on a dollar-for-dollar basis the $3,000 and $6,000 limitations for the dependent care credit.

Obtain Independent Advice

Determining whether the dependant care exclusion, the dependent care credit, or a combination of both, produces the greatest tax benefits will ultimately depend on a number of variables unique to each individual's situation, such as tax filing status (e.g., married, single, head of household), number of dependents, earned income, tax bracket, etc.  We thus urge you to obtain independent tax advice before deciding whether to elect to participate in the Plan's dependent care benefit, to claim the dependent care credit, or to do both.

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Plan Ahead

Whether you obtain independent advice or not, you will need to estimate certain items before deciding whether to elect to participate in the Plan's dependent care benefit.  These include, for each tax year, your earned income, your spouse's earned income, your adjusted gross income, your taxable income, and your dependent care expenses.  Using those estimates, you should be able to determine your likely tax bracket, the percentage of the dependent care tax credit you will be eligible to claim, and the maximum expenses you may consider in determining your eligibility for either benefit.  Once you have made these determinations, we suggest you calculate the dollar benefits you would obtain using either or both of the options described above.

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APPENDIX D

PARTICIPANTS' RIGHTS

As a participant in the Paul Mueller Company Tax Savings Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 ("ERISA").  ERISA provides that all Plan participants shall be entitled to:

Examine, without charge, at the Plan Administrator's office and at other specified locations, such as worksites, all Plan documents, including insurance contracts and a copy of the latest Annual Report (Form 5500 series) filed by the Plan with the U.S.  Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts and copies of the latest Annual Report (Form 5500 series) and updated summary plan description.  The Administrator may make a reasonable charge for the copies.

Receive a summary of the Plan's annual financial report.  The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Continue health care coverage for yourself, spouse, or dependents if there is a loss of coverage under the Plan as a result of a qualifying event.  You or your dependents may have to pay for such coverage.  Review this summary plan description and the documents governing the Plan for rules pertaining to your COBRA continuation of coverage rights.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of an employee benefit plan.  The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.  No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.  If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents related to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request a copy of the Plan documents or latest Annual Report from the Plan and do not receive them within 30 days, you may file suit in a federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.  If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court.  In addition, if you disagree with the Plan's decision (or lack thereof) concerning the qualified status of a medical child support order, you may file suit in federal court.  If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.  S.  Department of Labor, or you may file suit in a federal court.  The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees -- for example, if it finds that your claim is frivolous.

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If you have any questions about your Plan, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S.  Department of Labor, as listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S.  Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C.  20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

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APPENDIX E

DISCLOSURE TO THE EMPLOYER OF PROTECTED HEALTH INFORMATION

(a)

Construction.  The rules in this Appendix E will be interpreted and applied in a manner consistent with the Privacy Rule and the privacy policies and procedures of the Claims Administrator.  These rules apply only to the Health Care Flexible Spending Account portion of the Plan.

(b)	Definitions. As used in this Appendix, the following terms have the following meaning:
	(i)	Plan means the Health Care Flexible Spending Account portion of this Paul Mueller Company Tax Savings Plan. For purposes of this Appendix E, the Plan also includes the Claims Administrator.
(ii)

Protected Health Information ("PHI") means individually identifiable health information relating to the past, present or future physical or mental health or condition of an individual, provision of health care to an individual, or the past, present or future payment for health care provided to an individual, that is created or maintained as part of the Plan.

(iii)

Summary Health Information means information that summarizes claims history, claims expenses, or type of claims experienced by individuals for whom the Employer has provided benefits under the Plan, and from which the names, addresses, cities, counties, dates, telephone and fax numbers, email addresses, Social Security numbers, and other identifying numbers have been deleted.

(c)	Disclosures to the Employer. The Plan may disclose PHI to the Employer for the following purposes:
(i)

The Plan may disclose Summary Health Information to the Employer if the Employer requests the Summary Health Information for the purpose of making decisions regarding modifying, amending, or terminating the Plan.

	(ii)	The Plan may disclose to the Employer information on whether an individual is participating in the Plan.
	(iii)	The Plan may disclose PHI to a Employer to carry out plan administration functions that the Employer performs, consistent with the provisions of paragraph (d) of this Appendix.
(d)

Obligations of the Employer.  The Plan will disclose PHI to the Employer under paragraph (c)(iii) of this Appendix only upon receipt of a certification from the Employer that the Plan documents have been amended to incorporate the following provisions.

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(i)	The Employer agrees to:
	(A)	not use or further disclose PHI, other than as permitted or required by the Plan document or as required by law;
(B)

ensure that any agents, including a subcontractor, to whom the Employer provides PHI received from the Plan agree to the same restrictions and conditions that apply to the Employer with respect to such PHI;

	(C)	not use or disclose PHI for employment-related actions and decisions, unless authorized by the individual to whom the PHI relates;
	(D)	not use or disclose PHI in connection with any other benefit or employee benefit plan of the Employer, unless authorized by the individual to whom the PHI relates;
	(E)	report to the Plan any PHI use or disclosure of which it becomes aware and that is inconsistent with the uses or disclosures provided for herein;
	(F)	make PHI available to an individual in accordance with the Privacy Rule's access requirements;
	(G)	make PHI available for amendment and incorporate any amendments to PHI in accordance with the Privacy Rule;
	(H)	make available the information required to provide an accounting of disclosures;
(I)

make its internal practices, books and records relating to the use and disclosure of PHI received from the Plan available to the Secretary of the Department of Health and Human Services for the purposes of determining the Plan's compliance with the Privacy Rule;

(J)

if feasible, return or destroy all PHI received from the Plan that the Employer still maintains in any form, and retain no copies of such PHI when no longer needed for the purpose for which disclosure was made (or, if return or destruction is not feasible, limit further uses and disclosures to those purposes that make the return or destruction infeasible); and

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		(K)	ensure that adequate separation between the Plan and the Employer is established, as set forth in paragraph (d)(ii) of this Appendix.
(ii)

Access to and use and disclosure of PHI will be limited to only those employees in the Employer's Human Resources Department who have a need for the PHI in conjunction with their performance of plan administration functions for the Plan, including any employee who receives PHI relating to payment under, health care operations of, or other matters pertaining to, the Plan in the ordinary course of business.

(iii)

If the persons described in paragraph (d)(ii) of this Appendix do not comply with the conditions set forth in paragraph (d)(i) of this Appendix, the Employer will provide a mechanism for resolving issues of noncompliance, including appropriate disciplinary sanctions.

(e)	Effective Date. The rules set forth in this Appendix E become effective on April 14, 2004.

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